EXHIBIT 99.1


NEWS RELEASE

Advanced Media Training, Inc. Acquires 8% of Dematco Corporation

March 20, 2006 - Encino, California -Advanced Media Training, Inc.,(OTCBB: AMTN) announced today that it has acquired 8,080,000 shares of Dematco's common stock, which equals eight percent (8%) of the total issued and outstanding equity of Dematco Corporation. The purchase price $1.00 (one dollar) per share, was paid for in AMTN shares valued at $1.25 per share. Additionally, the Purchase Agreement provides AMTN an option to purchase the remaining 92% of Dematco at $1.00 per share, to be paid for in AMTN shares at the prevailing market condition at the time of exercise. Following its purchase of the Dematco shares, AMTN has a total of 23,774,000 shares issued and outstanding.

Dematco is a UK registered private company, based in Geneva , specializing in the digitizing of any manner of securities; whether listed, private, or simply wishing to obtain the capacity to trade and clear in electronic form. It has a unique agreement with SBP, (Societe Bancaire Privee), a Geneva based federal bank to procure all manner of securities into electronic format using expertise gained over many years with a leading member of all worldwide clearing systems.

Advanced Media Training's current business is the production and distribution of management and general workforce training products for use by both domestic and international organizations. This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Advanced Media Training, Inc.                   For information, contact
17337 Ventura Blvd.                             Buddy Young
Encino, CA 91316                                (818) 784-0040